EXHIBIT 10.7

                          SPONSORED RESEARCH AGREEMENT

               THIS AGREEMENT is made by and between CytoGenix, Inc. whose address is 9881 South Wilcrest, Houston, Texas 77099 (hereinafter "SPONSOR") and Baylor College of Medicine, whose address is One Baylor Plaza, Houston, Texas 77030 (hereinafter "BCM").

               WHEREAS, SPONSOR desires that BCM perform certain technological research work using SPONSOR's proprietary technology hereinafter defined, and

               WHEREAS, SPONSOR is willing to advance funds to sponsor such Research, and

               WHEREAS, SPONSOR desires to establish ownership of rights to intellectual property and technology which may be developed during the course of such work, and

               WHEREAS, BCM is willing to perform such Research.

               NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, BCM and SPONSOR agree as follows.

    I. EFFECTIVE DATE

            This Agreement shall be effective as of March 1, 2000.

                               II RESEARCH PROGRAM

          2.1 BCM will use its best efforts to conduct the Research Program described in the attached Schedule A, "Statement of Work," utilizing SPONSOR's proprietary technology as described in Schedule C and in accordance with the "Budget" set forth in Schedule B, and will furnish the facilities necessary to carry out such Research Program. The Research Program will be under the direction of Bert W. O'Malley, M.D., (O'MALLEY) Professor and Chairman, Department of Molecular and Cellular Biology, acting as Principal Investigator.

            2.2 The Research Program shall be performed during the period from

     March 1, 2000 to March 31, 2002. SPONSOR shall have the option of extending the Research Program under mutually agreeable support terms.

          2.3 SPONSOR understands that O'MALLEY's primary mission is Professor and Chairman, consequently, the Research Program will be performed in a manner consistent with that mission. Specifically, the manner of performance of the Research Program shall be determined by mutual agreement between O'MALLEY, as the representative of BCM, and SPONSOR. Neither O'MALLEY nor BCM can guarantee specific results.

            2.4 BCM and O'MALLEY will keep accurate financial and scientific records relating to the Research Program and will make such records available to SPONSOR or its authorized representative during normal business hours upon reasonable notice.

            2.5 BCM does not guarantee that any intellectual property will result from the Research Program, that the scope of any intellectual property obtained will cover SPONSOR's commercial interests, or that any such intellectual property will be free of dominance by other intellectual property, including those based upon inventions made by other inventors.

                             III.CONSULTATION AND REPORTS

          3.1 During the period of this Agreement, SPONSOR's representative may consult informally with O'MALLEY, as BCM's representative, regarding the project both personally and by telephone. Access to work carried on in BCM laboratories in the course of these investigations shall be entirely under the control of BCM personnel and available on a reasonable basis to SPONSOR.

          3.2 O'MALLEY will provide to SPONSOR a written report every three (3) months and shall also submit a comprehensive final report within 120 days of termination of this Agreement.

                              IV.  PUBLICATION

          4.1 In the exercise of the rights of academic freedom of an educational institution and its faculty, BCM, O'MALLEY, and the Project Team shall have the right to publish in scientific or other journals, or to present at professional conferences or other meetings. BCM, O'MALLEY, and the Project Team shall not have the right to disclose or publish CYGX's proprietary information disclosed to BCM, O'MALLEY, and the Project Team to facilitate the Research Program.

          4.2 In order to permit the SPONSOR the opportunity to properly protect patent and proprietary rights relating to the Research Program, a copy of each proposed publication shall be provided to the SPONSOR thirty (30) days in advance of submission for publication to permit the SPONSOR time in which to prepare application(s) for letters of patent regarding the subject matter of such publication. Any final proposed publication provided to the SPONSOR shall be considered as acceptable for submission for publication unless the SPONSOR notifies BCM and O'MALLEY within thirty (30) days of receipt of the proposed publication that it requires additional time to secure patents on such Research Program, in which case the SPONSOR shall have an additional sixty (60) days to undertake such action before publication. The SPONSOR shall also receive final drafts of any proposed publication and the SPONSOR shall be named in the publication as the SPONSOR of the Research Program or, as the case may be, the licensee of such technology. The right to review publications as set forth herein shall extend only to the work product of O'MALLEY and the Project Team pursuant to the Research Program and not to the work product of other research conducted in the laboratories of O'MALLEY, or member of the Project Team, or in the laboratories of other researchers at BCM.

                      V. CONFIDENTIALITY OF INFORMATION

          5.1 SPONSOR and BCM may wish, from time to time, in connection with work contemplated under this Agreement, to disclose confidential information to each other. SPONSOR and BCM will use reasonable efforts to prevent the disclosure to third parties of any confidential information belonging to the other, and use such information only for the purposes expressed in this Agreement, during the term of the Agreement and for a period of three (3) years thereafter, provided that the receiving party's obligation hereunder shall not apply to information that:

            (1) is already in the receiving party's possession at the time of disclosure thereof;

            (2) becomes part of the public domain through no fault or unapproved action of the receiving party;

            (3) is received from a third party having no obligations of confidentiality to the disclosing party;

            (4)   is independently developed by the receiving party;

            (5) is required to be disclosed under the laws of the United States of America pursuant to a court order. However, BCM shall do so only after promptly providing SPONSOR with notice of the actual or proposed court order or motion or cause of action seeking such an order and thereafter, as soon as available, a copy of the, court order or proposed order, and giving SPONSOR the opportunity to intervene or otherwise contest or appeal such motion, cause of action or order. In any such event, until such time as SPONSOR is acknowledged by the court or duly appointed officer as being the only party having standing to object to such action, BCM will promptly advise the judge or duly appointed officer of this Agreement and of all restrictions upon the disclosure of confidential or proprietary information or data and shall employ and use best efforts to cause testimony or physical copies relating thereto to be made a sealed record of the court or other forum.

            5.2 SPONSOR may, at its own expense, provide such additional security measures to preserve and protect developed confidential and proprietary information as will not interfere with the ongoing investigation and Research process.

            5.3 The parties agree that sensitive, confidential and proprietary information will not be communicated using unsecured media including but not limited to cellular telephones or electronic mail.

                           VI. INTELLECTUAL PROPERTY

            6.1 BCM shall have sole and exclusive ownership rights to any invention of a product, device, process, or method, whether patentable or unpatentable (an "Invention") arising out of the Research Program that is patentably distinct from and not dominated by CYGX's proprietary intellectual property disclosed and/or made available to BCM, O'MALLEY, and Project Team to enable and/or facilitate the Research Project, subject to the right of the sponsor to take an exclusive, or non-exclusive, royalty-bearing license to the invention, as set forth in Section 6.2 below.

            6.2 BCM grants to SPONSOR the right of first review with respect to an Invention, discovered from the performance of the Research Program, under the following terms:

            (1) SPONSOR shall comply with the terms of nondisclosure, as set forth in Section V. of this Agreement.

            (2) BCM shall notify SPONSOR, in writing, of any Invention within thirty (30) days of actual or constructive conception or reduction to practice of the Invention, and provide SPONSOR with sufficient detail to evaluate the Invention.

            (3) SPONSOR shall have forty-five (45) days after such notification to evaluate the Invention and notify BCM, in writing, that SPONSOR desires to license the Invention.

            (4) Upon notification by SPONSOR of its desire to acquire rights to the Invention, SPONSOR and BCM shall negotiate, in good faith, for a period not to exceed sixty (60) days, unless extended by mutual written agreement of SPONSOR and BCM, in an effort to arrive at terms and conditions satisfactory to SPONSOR and BCM for the license by SPONSOR of the Invention.

            (5) If SPONSOR and BCM do not reach such agreement within said sixty-day (60-day) period, or if the SPONSOR fails to notify BCM within said forty-five-day (45-day) period, or if SPONSOR decides not to acquire the rights to the Invention, BCM shall be free to deal with the Invention as BCM in its discretion may decide, and BCM shall have no further obligations to the SPONSOR with respect to the Invention.

            (6) The right of first review, as presented herein, shall terminate at the earlier of the (a) second anniversary of the Effective Date or (b) the termination of this Agreement.

          6.3 With respect to inventions which SPONSOR has elected to take an exclusive, or non-exclusive, royalty-bearing license, as provided in Sections 6.1 and 6.2.

            (1) SPONSOR shall select patent counsel and shall be responsible for the preparation, filing, and prosecution of United States and foreign Patent applications covering any Invention arising out of the Research Program, as well as all costs and fees associated therewith from and after the Effective Date of such license. BCM and its employees shall reasonably assist the SPONSOR in the preparation, filing, and prosecution of such patent application(s);


            (2) SPONSOR shall also have the responsibility for filing all applications which may be required by health or regulatory authorities relating to the products arising from the Research Program including without limitation, filing a New Drug Application with the FDA. All costs and expenses associated with such filings shall be borne by SPONSOR. SPONSOR shall own all right, title, and interest in any FDA or other regulatory approvals which are obtained by or on behalf of SPONSOR;

            (3) BCM and its employees shall reasonably assist SPONSOR with respect to any filings which may be required by appropriate health or regulatory authorities.

                             VII.  GRANT OF RIGHTS

          BCM shall retain the right to use, for research purposes, the technology developed as a result of this Agreement. SPONSOR shall retain the right of first review with respect to any Invention as set forth in
     Section VI of this Agreement.

                         VIII. INDEPENDENT CONTRACTOR

           For the purpose of this Agreement and all services to be provided hereunder, the parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other party. Neither party shall have authority to make any statements, representations or commitment of any kind, or to take any action which shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing.

                           IX. TERM AND TERMINATION

           9.1 This Agreement shall commence with the Effective Date hereof and extend until the end of the Research Program as described hereinabove, unless sooner terminated in accordance with the provisions of this Section.

           9.2 Either Party may earlier terminate this Agreement: as of the first or subsequent anniversary dates hereof by giving the other party ninety (90) days prior written notice. Such termination by either party shall not effect license, assignment, ownership or royalty rights granted herein.

           9.3 In the event that either party shall be in default of any of its obligations under this Agreement and shall fail to remedy such default within sixty (60) days after receipt of written notice thereof, the party not in default shall have the option of canceling this Agreement by giving notice thereof.

           9.4 Termination or cancellation of this Agreement shall not affect the rights and obligations of the parties accrued prior to termination. SPONSOR shall pay BCM for all reasonable expenses incurred or committed to be expended as of the effective date. In the event of cancellation of this Agreement, BCM shall return all materials, supplies, equipment, and work in progress to SPONSOR.

           9.5 Any provisions of this Agreement which by their nature extend beyond termination hereof shall survive such termination.

                                X.  ATTACHMENTS

          The attached Schedules A, B, and C are made a part hereof for all purposes.

                                 XI.  GENERAL

         11.1 This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that SPONSOR may assign this Agreement to any purchaser or transferee of all or substantially all of SPONSOR'S business upon prior written notice to BCM.

          11.2 This Agreement constitutes the entire and only agreement between the parties relating to the Research Program.

          11.3 This section and all other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

          11.4 SPONSOR shall have the right to publish press releases related to this Agreement with written approval by BCM.

         11.5 BCM shall publish the first press release related to this Agreement upon execution of this Agreement.

          11.6 Any notice under this Agreement must be in writing, may be telecopied, sent by express 24-hour guaranteed courier, or hand-delivered, or may be served by depositing the same in the United States mail, addressed to the party to be notified, postage-prepaid and registered or certified with a return receipt requested. The addresses of the parties for the receipt of notice shall be as follows:

     If to SPONSOR:     9881 S. Wilcrest
                        Houston, Texas 77099


     If to BCM:         Office of Research
                        Room S103
                        One Baylor Plaza
                        Houston, Texas 77030

    Each notice given by registered or certified mail shall be deemed delivered and effective on the date of delivery as shown on the return receipt, and each notice delivered in any other manner shall be deemed to be effective as of the time of actual delivery thereof. Each party may change its address for notice by giving notice thereof in any of the manners provided above.

         11.5 Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and be binding on SPONSOR and BCM.

         11.6 This Agreement shall become effective as of the date set forth on page 1 when signed by both SPONSOR and BCM.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

      SPONSOR                             BCM


____________________________        ______________________________
      Malcolm H. Skolnick
      President & CEO

____________________________        ______________________________
      Date                                Date



                                          O'MALLEY

                                    ______________________________
                                          Bert W. O'Malley, M.D.
                                          Professor and Chairman


                                    ______________________________
                                          Date

                                  SCHEDULE A TO

                          SPONSORED RESEARCH AGREEMENT

TITLE: An "Orally Regulable" Antisense Therapy for Breast Cancer: Proposal to CytoGenix, Inc.


INTRODUCTION/BACKGROUND/RATIONALE:

INTRODUCTION

      Based on our prior knowledge of steroid hormone receptors, we have constructed a chimeric regulatory system for genetic therapy containing three important modules that together constitute a regulable transcription factor: (I) a domain able to bind a specific DNA-sequence, (II) a domain that regulates the ability of the receptor to bind DNA upon administration of an exogenous chemical (ligand) and (III) a domain with the potential to activate or repress transcription. In order to regulate a specific target gene IN vivo, a desirable chimeric regulator should contain the following features. The DNA-binding domain should not bind to endogenous DNA elements in the nucleus and alter gene expression. The ligand binding domain (LBD) must be stimulated by an easily administerable, nontoxic drug which retains biological activity at low concentrations without the interference of endogenous compounds. The regulation mediated by the LBD should only occur in the presence of the ligand to guarantee a finely controlled regulation without 'leaky" expression of the target gene in absence of the drug. The activation (or repressor) domain must be sufficiently potent to generate high expression (or tight repression) of the coupled target genes. Our recent results indicate that our target "Gene Switch" regulatory system approaches the ideal for "regulated gene therapy".

      Our current advanced version of the Gene Switch is composed of: (I) an "activation domain" peptide from the p65 protein (NFkB subunit) which imparts strong capacity for target gene activation; (II) a Gal4 DNA binding domain peptide; (III) a mutated ligand binding domain of the human progesterone receptor, which does not bind progesterone or other endogenous steroids, but which can bind and be "activated" by antiprogestins such as mifepristone (RU486). Mifepristone (or other antiprogestins) is relatively nontoxic even at very high doses in humans (100+ mg/day). Moreover, it has no known IN vivo effects in humans at the doses required for activation of the Gene Switch (10-9M); or ~ 250 (mu)g/kg), including any effects on reproduction and neonatal viability.

      We have had extensive expertise with this Gene Switch in our laboratory over the past six years. It is a very effective activator of accompanying target genes under conditions of transfection in tissue culture cells, in transgenic mice, and more recently, in viral infection of mice carrying the mifepristone-dependent regulator and a target gene. We long have considered that the ideal mode of gene therapy would involve such viral vectors in which PERSISTENCE of the virus would occur, but where no detectable expression of the therapeutic gene would occur until the Gene Switch is activated by mifepristone. WE RECENTLY HAVE ACCOMPLISHED THIS GOAL; and now feel that short-term application to human gene therapy can occur.

      In order to facilitate initial delivery of the inducible system IN vivo, adenoviral vector-mediated gene delivery was our choice of therapeutic approach. Previously, such a means of delivery had inherent problems: (I) expression of viral proteins in infected cells is believed to trigger a cellular immune response that precludes long-term expression of the transferred gene; and (II) the insert capacity of adenoviral vectors has been previously limited to 8 kb of transgenic sequence. Recently an adenoviral vector (the "gutless" adenovector) has been constructed which contains no viral coding sequences and possesses a very large insert capacity (28 kb). Using this adenoviral vector in combination with our inducible regulatory system should provide a "persistent" regulable gene delivery system IN VIVO for use in human gene therapy.

      This "gutless" adenoviral (GAd) expression has displayed impressive characteristics to date. The modified adenovirus vector can easily accommodate both the Gene Switch coding sequence and a large target vector. It is produced in tissue culture cells with the aid of a helper virus, which can be eliminated later by purification (99.98%). The virus can be administered I.V. and takes up residence in a number of tissues (e.g., liver, lung, muscle, etc.) and most importantly, remains capable of activation for 2 years IN VIVO. In this way, genes contained in the GAd may be turned "on" and "off" repeatedly over two years, or perhaps a considerably greater time period. Additional benefits are a distinct lack of immunotoxicity (NO viral proteins are produced from the GAd vector) and a low-to-nonexistent basal expression in the absence of the mifepristone inducer compound. Upon IM, IP, S.C. or oral administration of mifepristone (or other antiprogestins) to mice, the target gene (in our proof of principle experiments we use the growth hormone gene for ease of detection), is activated to a tremendous level that results in serum levels in excess of 50
(mu)g/ml (50,000 x normal levels) - a level much greater than that achievable with transgenic animals producing regulatable constitutive levels of growth hormone. Withdrawal of mifepristone leads to a relatively rapid decrease in GH, consistent with the drug's half-life (~20 hours) in animals.

      In an analogous manner, we will insert the reverse transcriptase (RT) gene, the encoding sequences for desired ODNs for antisense and/or other therapeutic nucleic acids, and the sequence encoding for the RT primer binding site (PBS) into our gutless adenoviral vector, behind the mifepristone regulable GeneSwitch. Plasmid(s) containing the RT gene, MCS for insertion of encoding sequences, and the PBS will be provided by CytoGenix. Viral preparations will be according to our established procedures. Virus will be tested for efficacy, first in tissue culture cells, prior to administration to animals.

      In summary, we have developed a near-term genetic therapy, which can be regulated by an orally effective, non-toxic, specific, activator ligand (antiprogestin) which has minimal-to-no deleterious effects in the host species. We feel this is an ideal way to administer gene therapy in a fully regulable fashion. This gene therapy system is applicable to a wide variety of anti-oncogenic therapeutic genes - and to a wide variety of tumors. As a primary aim of the project, we will deplete normal breast cancer cells of SRA, a new general coactivator for steroid hormone (i.e., ER, PR) receptor action.

SRA-ACTIONS AND RELEVANCE TO TUMORS

      The cloning and characterization of several transcriptional coregulators has provided new insights into nuclear receptor-mediated gene regulation, and their role in tumorigenesis needs to be evaluated. We recently reported the isolation and functional characterization of SRA, a novel transcriptional coactivator with remarkable features. Unlike other known coactivators, SRA functions as an RNA transcript and is selective for steroid hormone receptors. Recently, we found that SRA is overexpressed in steroid-dependent tumor tissues, suggesting that SRA may play an important role in tumorigenesis. We therefore planned to validate the role of SRA as biological marker for steroid-dependent cancers. We are currently analyzing a large variety of human tissues and correlating SRA expression with stage and type of the tumors. In addition, since SRA coactivation does not require the ligand-binding domain of the receptors, and since SRA coactivates Tamoxifen antagonized estrogen receptor in culture cells, we believe that SRA may play an important role in tamoxifen-resistant breast cancers. Thus, we will put SRA in perspective with regards to hormonal status of primary human breast tumor tissues. To answer the important question as to whether SRA alone is sufficient to cause tumorigenesis, our studies will be complemented by the analysis of transgenic mice that overexpress SRA specifically in the mammary glands. This model, when completed, will be tested for antisense inhibition of SRA using the vectors described above.

ANIMAL TEST SYSTEMS

A. Transgenic SRA-Overexpression Breast Model

SRA has been introduced into animals transgenetically via an MMTV-breast specific promoter. Our current analyses show a breast phenotype in the germline SRA-overexpression animals; we predict an oncologically important model that could be ideal for testing the antisense/catalytic therapeutic capabilities of CytoGenix's proprietary ODN expression system.

B. An alternate "back-up" breast cancer exenograft model will be utilized in addition to the SRA-overexpression model will be used to test the SRA-ODN system. It is currently operative in the laboratory and the generation and testing in this model are routine.

                                  SCHEDULE B TO
                          SPONSORED RESEARCH AGREEMENT

                                         BUDGET

                                          YEAR 01            YEAR 02
                                          -------            -------

                                    SALARY AND FRINGE (34%)

Research Associate (50%)                  33,000
Technical Help                            42,500

Supplies                                  28,000
Viral Preparation                          9,000
Animals/Care                              12,500
Other/Misc.                                5,000
                                        --------

                 Total Direct Costs =    130,000

BCM's Indirect Costs @ 26% Direct  =      34,000
                                        --------

BCM Total Costs                         $164,000


Project Total                            164,000             164,000

Two-Year Total                                               328,000






Time Line                     Year 01-Q2/Year 01-Q4/Year 02-Q2 /Year 02-Q4

Vector Constr. /Modif.                  +
Vector Testing/Cells                            +        +
Vector/Animals                                  +
SRA Model Completion                            +
SRA/Breast Ca Model Expts. Completed                     +         +

                                  SCHEDULE C TO

                          SPONSORED RESEARCH AGREEMENT

      The plasmid pssXD is approximately 6.26 Kb and was developed as a fusion between two independent plasmids. When a desired sequence encoding for a given ssDNA sequence is inserted into pssXD, and pssXD is subsequently transferred into mammalian cells, pssXD produces detectable ssDNA (of any desired sequence) which can be potentially used in antisense, sense, triplex, and/or catalytic nucleic acid experiments. The plasmid encodes for one protein (reverse transcripitase) which, in turn, directs the continued synthesis of a desired ssDNA within the cell. The plasmid pssXD encodes for the neomycin (Neo) resistance gene for positive selection in eukaryotic cells. It also contains ColE origin of replication and the prokaryotic bla promoter driving Kanamycin resistance for propagation in E. coli. The plasmid is provided with two Not I cut sites with a small stuffer region between these two cut sites and a Pac I / Bam HI MCS for the insertion of the desired sequence to be expressed as ssDNA. Users simply synthesize both sense and antisense oligonucleotides of desired length and sequence (complimentary to each other) with Not 1 sites or Pac I / Bam HI sites at both ends. The synthesized fragment is then cloned into the plasmid with subsequent selection of proper orientation of sense and antisense producing vectors ready for transfection experiments. Instruction, and sequence maps are provided.

      SPONSOR's proprietary technology and improvements thereon are further described in SPONSOR's patents and patent applications as listed below.

1. U.S. Patent Application -- Serial No. 08/236,504 (filed April 29, 1994) -- entitled "Stem-Loop Cloning Vector and Method"

2. U.S. Patent Application -- Serial No. 08/877,251 (filed June 17, 1997 -- Continuation of 08/236,504, 04/29/94) -- entitled "Stem-Loop Cloning Vector and Method" Notice of Allowability 12/28/98

3. U.S. Patent Application -- Serial No. 09/169,793 (filed October 9, 1998 -- CIP of application 08/877,251) -- entitled "Production of ssDNA In Vivo"

4. U.S. Patent Application -- Serial No. 09/397,782 (filed September 16, 1999 -- CIP of 09/169,793 10/09/98) -- entitled "In Vivo Production of ssDNA Using Reverse Transcriptase with Predefined Reaction Termination via Step-Loop Formation"

5. U.S. Patent Application -- Serial No. 09/397,783 (filed September 16, 1999 -- CIP 09/169,793) -- entitled "Enzymatic Synthesis of ssDNA"

6. U.S. Patent Application -- Serial No. 09/411,568 (filed October 4, 1999 -- CIP of 09/397,782 and 09/169,793) -- entitled "In Vivo Production of ssDNA Containing DNA Enzyme Sequence with Rnase Activity"

7. International Application -- No. PCT/US99/23936 (filed October 12, 1999 -- entitled "Production of ssDNA In Vivo"

8. International Application -- No. PCT/US99/23933 (filed October 12, 1999) -- entitled "Enzymatic Synthesis of ssDNA"

9. U.S. Patent Application (filed February 28, 2000 -- CIP of 09/411,568 and 09/397/782 and 09/169,793 and 08/877,251 and 08/236,504) -- entitled
     "Altering Gene Expression with ssDNA Produced In Vivo"

10. U.S. Patent Application (filed March 6, 2000 -- CIP of 09/397,783 and 09/169,793 and 08/877,251 and 08/236,504) -- entitled "Enzymatic Synthesis of ssDNA In Vivo"